Exhibit 99.01

OGE, Energy Transfer sign joint venture agreement

OKLAHOMA CITY and DALLAS – OGE Energy Corp. (NYSE: OGE) and Energy Transfer Partners, L.P. (NYSE: ETP) announced today that the parties have entered into an agreement to form a joint venture combining OGE’s Enogex midstream business with ETP’s interstate operations as well as its midstream operations in the Rocky Mountains. The transaction will create a joint venture with diverse business lines and an expansive geographic platform to pursue growth opportunities in midstream and interstate natural gas pipeline operations.

The joint venture, ETP Enogex Partners LLC, will be jointly owned and managed by ETP and OGE on a 50/50 basis. The parties are contractually obligated to take various actions to facilitate an initial public offering of ETP Enogex Partners following the closing of the transaction, including the creation of a master limited partnership structure.

“The combination of Enogex’s midstream and ETP’s interstate assets creates a very diverse and competitive business,” said Pete Delaney, OGE Energy chairman, president and CEO. “Our partnership will offer producers a variety of markets for their gas. Additionally, Transwestern’s and MEP’s long-term contracts provide an excellent complement to Enogex’s gathering and processing assets.”

“The partnership between Energy Transfer and Enogex allows us to expand our supply base into the prolific natural gas basins in Oklahoma, enabling the partnership to enhance growth opportunities throughout our pipeline systems,” said Kelcy Warren, ETP’s chairman and CEO. “By combining Enogex’s supply base with Transwestern’s and MEP’s market access, this transaction should prove to be very successful for both parties.”

OGE will contribute to ETP Enogex Partners 100 percent of its ownership interest in Enogex LLC and ETP will contribute 100 percent of its ownership interests in Transwestern Pipeline Company, LLC and ETC Canyon Pipeline, LLC and its 50 percent interest in Midcontinent Express Pipeline, LLC.

OGE Energy has scheduled a conference call webcast, hosted by Pete Delaney, to discuss today’s announcement. It can be accessed at 10 a.m. eastern time today via www.oge.com. Energy Transfer will host a conference call, which is scheduled for noon eastern time and the dial-in number is 1-800-230-1092.

ETP Enogex Partners will initially be led by an executive management team including Delaney and Warren; Danny Harris, senior vice president and chief operating officer of OGE Energy; and Mackie McCrea, president and chief operating officer of ETP.

OGE and ETP expect to complete the formation of the joint venture after obtaining satisfactory financing, customary regulatory approvals and various third-party consents.

OGE Energy Corp. was advised by UBS Investment Bank, and Energy Transfer was advised by Credit Suisse.

Enogex operates a pipeline system engaged in natural gas gathering, compression, treating, dehydration, processing, transportation and storage. The Enogex system, located principally in Oklahoma, includes approximately 2,300 miles of natural gas transmission pipe and two storage facilities with total 2007 throughput of 1.52 billion cubic feet per day, connecting to 11 different intrastate and interstate pipelines at 64 interconnection points. The storage fields have working gas capacity of 23 billion cubic feet. Enogex has 175,000 horsepower of transmission compression.

The Enogex gathering system has more than 5,534 miles of pipeline with connections to approximately 3,100 wells and 250 central receipt points, plus six active processing plants, with 723 million cubic feet per day of inlet capacity, and a 50 percent interest in an additional processing plant with 20 million cubic feet per day of inlet capacity. Enogex has 225,000 horsepower of owned gathering and processing compression.

Transwestern operates a pipeline system geographically positioned to access markets in the Mid-Continent and Texas as well as the growing markets of California, Arizona, New Mexico and southern Nevada, with 2,648 miles of natural gas transmission pipelines with total 2007 throughput of 1.8 billion cubic feet per day, 19 interconnection points with interstate and intrastate pipelines and 347,745 horsepower of compression.

ETC Canyon Pipeline operates a pipeline system with more than 1,300 miles of natural gas gathering pipelines in Utah and Colorado with 193 million cubic feet per day of capacity as currently configured; 300 million cubic feet per day with added compression and processing. Canyon has six processing plants for natural gas liquids extraction and treating, with 90 million cubic feet per day of capacity and two NGL injection points on Enterprise Mid-Continent Pipeline, four interstate interconnects with Questar, Northwest, Source Gas and TransColorado. The Piceance Basin has production of 2.2 billion cubic feet of which 1.1 billion cubic feet is from the Canyon Corridor; total potential Basin reserves are estimated at 45.4 trillion cubic feet.

Midcontinent Express is a 50/50 joint venture between ETP and Kinder Morgan Energy Partners, L.P. with completion expected in the second quarter of 2009 of a 500-mile FERC regulated pipeline originating at an Enogex connection near Bennington, Okla., routing through Perryville, La. and terminating at an interconnect with Transco in Butler, Ala. Initial capacity is estimated at 1.5 billion cubic feet per day.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities described herein, nor shall there be any sale of such securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such offering may be made only by means of a prospectus.

Portions of this announcement may constitute “forward-looking statements” as defined by federal law. Although OGE and ETP believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “Safe Harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in OGE’s and ETP’s annual reports filed with the Securities and Exchange Commission.